EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                      FOR IMMEDIATE RELEASE April 20, 2007
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ACME UNITED CORPORATION REPORTS FIRST QUARTER RESULTS

         FAIRFIELD, CONN. - April 20, 2007 - Acme United Corporation (AMEX:ACU) today announced that net sales for the quarter ended March 31, 2007 were $12.2 million, compared to $12.3 million in the comparable period of 2006.

         Net income was $650,000 or $.17 per diluted share for the first quarter ended March 31, 2007 compared to $759,000 or $.20 per diluted share for the comparable period last year, a decrease of 15%.

         Net sales for the first quarter in the U.S. segment decreased 4% compared to the same period in 2006. Sales in the first quarter of 2006 included over $1 million of initial new product shipments to three major retail chains. Since the products are now regular items for these retailers, the first quarter of 2007's sales represented only restocking shipments. During the first quarter of 2007, sales in Europe and Canada increased by 11% in constant currency, as compared to the comparable period in 2006.

         Gross margins were 44% in the first quarter of 2007 versus 45% in the first quarter of 2006. The margin in 2007 declined due to a higher proportion of European sales at lower margins compared to margins in the U.S. segment.

         Walter C. Johnsen, President and CEO said, "While revenues in the first quarter were approximately even with the same period last year, we look forward to stronger sales in the coming quarters. Our award winning iPoint pencil sharpeners will be shipped to many of our major customers for back to school sales. We expect to begin new scissor and paper trimmer business in the second and third quarters and start a rollout of new sewing items in the fourth quarter. We believe these growth initiatives will provide the foundation for a strong year in 2007 and forward momentum in 2008."

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         The Company's bank debt less cash on March 31, 2007 was $7.1 million compared to $6.8 million on March 31, 2006. The increase in bank debt was primarily due to the purchase of additional inventory amounting to $1.8 million, a $1.1 million payment for the demolition of a former manufacturing site and repurchase of Acme stock of $0.4 million offset by earnings.

         On March 28, 2007 the Company announced a 4 cents per share quarterly dividend on its outstanding common stock for shareholders of record on April 6, 2007, and is payable on April 27, 2007. This represents an increase of 33 percent or 1 cent per share over each of the previous seven quarterly dividends.


         ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office and industrial markets.


         Forward-looking statements in this earnings release, included without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

                                     # # #

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
                             ACME UNITED CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                            FIRST QUARTER REPORT 2007
                                                       Quarter Ended         Quarter Ended
                                                      March 31, 2007        March 31, 2006
Amounts in $000's except per share data                 (Unaudited)           (Unaudited)
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
Net sales                                                $ 12,241              $ 12,257
Gross profit                                                5,334                 5,552
Selling, general, and administrative expenses               4,158                 4,259
Interest expense                                              154                   125
Other (income) expense                                        (27)                  (76)
Pre-Tax income                                              1,049                 1,244
Income tax expense                                            399                   485
Net income                                                    650                   759

     Shares outstanding - Basic                             3,525                 3,484
     Shares outstanding - Diluted                           3,729                 3,735

Earnings per share - basic                                   0.18                  0.22
Earnings per share - diluted                                 0.17                  0.20

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
                             ACME UNITED CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            FIRST QUARTER REPORT 2007
                                   (Unaudited)

Amounts in $000's
-----------------
                                                      March 31, 2007        March 31, 2006
                                                  --------------------------------------------
Assets
------
Current assets:
     Cash                                               $   3,386             $     990
     Accounts receivable, net                               9,656                 9,567
     Inventories                                           16,223                14,374
     Prepaid and other current assets                       1,755                 1,307
                                                  --------------------------------------------
Total current assets                                       31,020                26,238

     Property and equipment, net                            2,437                 2,632
     Other assets                                             983                 1,572
                                                  --------------------------------------------
Total assets                                            $  34,440             $  30,442
                                                  ============================================

Liabilities and stockholders' equity
------------------------------------
Current liabilities
     Accounts payable                                   $   2,589             $   2,582
     Other current liabilities                              2,164                 4,277
                                                  --------------------------------------------
Total current liabilities                                   4,753                 6,859

     Long-term debt                                        10,463                 7,795
     Other non-current liabilities                            663                 1,037
                                                  --------------------------------------------
Total liabilities                                          15,879                15,691
Total stockholders' equity                                 18,561                14,751
                                                  --------------------------------------------
Total liabilities and stockholders' equity              $  34,440             $  30,442
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

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